EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
Donegal Mutual Insurance Company 401(k) Plan
Marietta, Pennsylvania
     We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-93785, 333-94301, 333-89644) of our report dated May 5, 2006 relating to the statement of net assets available for benefits of the Donegal Mutual Insurance Company 401(k) Plan as of December 31, 2005 and the related statement of changes in net assets available for benefits for the year then ended, and the supplemental schedule as of December 31, 2005, which report appears in the December 31, 2005 annual report on Form 11-K of the Donegal Mutual Insurance Company 401(k) Plan.
/s/ Beard Miller Company llp
Beard Miller Company llp
Lancaster, Pennsylvania
June 20, 2006